UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 31, 2022

Avenue Therapeutics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-38114 (Commission File Number)	47-4113275 (IRS Employer Identification No.)

2 Gansevoort Street, 9th Floor

New York, New York 10014

(Address of Principal Executive Offices)

(781) 652-4500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Securities registered pursuant to Section 12(b) of the Act:

Title of Class	Trading Symbol(s)	Exchange Name
Common Stock	ATXI	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).          ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously disclosed, on July 28, 2022, the Company entered into that certain Share Repurchase Agreement with InvaGen Pharmaceuticals Inc. (“InvaGen”), pursuant to which the Company agreed to repurchase 100% of the shares in the Company held by InvaGen (such shares, the “InvaGen Shares”) for a purchase price of $3 million, conditioned upon the consummation of a financing by the Company. The foregoing condition was satisfied as of October 11, 2022 as of the consummation of the previously disclosed public offering of securities, and, accordingly, the Company consummated the repurchase of the InvaGen Shares. In connection with the closing of the repurchase of the InvaGen Shares, all of the rights granted to InvaGen, including pursuant to the Stockholders Agreement entered into by and among the Company, InvaGen and Fortress Biotech, Inc. on November 12, 2018, were terminated.

On October 31, 2022, and in connection with the closing of the repurchase of the InvaGen Shares and satisfaction of certain additional obligations in the Share Repurchase Agreement, each of Jaideep Gogtay, M.D. and E. Garrett Ingram, the two non-independent members of the Board originally selected by InvaGen, resigned as members of the Board and all committees thereof, effective immediately. Neither Dr. Gogtay’s nor Ms. Ingram’s decision to resign from the Board was a result of any disagreement with the Company, any matter related to the Company’s operations, policies or practices, the Company’s management or the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVENUE THERAPEUTICS, INC.

(Registrant)

Date: November 4, 2022

	By:	/s/ David Jin
David Jin
Interim Principal Financial Officer and Chief Operating Officer